Exhibit 99.1

AITX’s RAD Expands Presence in County Government Sector with New Client Addition

RAD Continues Market Expansion as Counties Turn to RAD’s AI Solutions for Cost-Effective Security

Detroit, Michigan, January 27, 2025 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, along with its subsidiary Robotic Assistance Devices, Inc. (RAD), today announced that it has further expanded its footprint in the county government sector with the addition of a new county client. With another county government joining RAD’s expanding client base, the Company continues to modernize local security by providing AI-driven solutions.

The newest county client, located adjacent to a top 20 metropolitan area, will begin its deployment with three ROSA™ security units. The county’s strategic security planning is expected to include plans for dozens of additional deployments across multiple locations, leveraging RAD’s advanced security solutions to enhance public safety and operational efficiency. These deployments and future deployments will be equipped with RAD’s SARA™ (Speaking Autonomous Responsive Agent) add-on for enhanced communication and responsiveness.

“We are excited to welcome another county to our growing list of government clients,” commented Steve Reinharz, CEO/CTO of AITX and RAD. “The demand for RAD solutions within the county and municipal government sectors continues to grow, validating our mission to provide intelligent, cost-effective security solutions that address public safety concerns and budgetary constraints.”

RAD has already established a presence in the county sector, with deployments in several county driven agencies nationwide. This latest addition further underscores the confidence that county agencies place in RAD’s AI-powered security technologies to address evolving security challenges.

“County leaders are seeing that RAD’s technology is more than just a tool. It is a strategic advantage,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “Our AI-driven security solutions provide real-time intervention, reduce costs, and improve overall safety.”

Key Features of the Deployment

●	ROSA Security Units: These units provide AI-driven detection and deterrence capabilities, helping to prevent security incidents before they escalate.

●	SARA Integration: All deployed units will feature SARA technology, providing seamless communication, automated alerts, and enhanced situational awareness.

RAD is rapidly expanding in the county and municipal sectors as demand grows for smarter, faster, and more cost-effective security solutions. The Company remains focused on delivering technology that protects communities while helping governments manage budgets more effectively.

ROSA is a multiple award-winning, compact, self-contained security and communication device that can be installed and activated in about 15 minutes. Its AI-driven capabilities include human, firearm, and vehicle detection, license plate recognition, responsive digital signage, audio messaging, and seamless integration with RAD’s software suite for real-time notifications and autonomous intelligent responses. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), continues to redefine security and facility management through its proprietary AIR (Autonomous Intelligent Response) technology, redefining the nearly $50 billion (US) security and guarding services industry1. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/